Exhibit 99.1

Harris Corporation Reports Fiscal 2014 Second Quarter Results

MELBOURNE, Florida, January 28, 2014 — Harris Corporation (NYSE:HRS) reported revenue in the second quarter of fiscal 2014 of $1.22 billion and income from continuing operations of $137 million, or $1.27 per diluted share. Income from continuing operations in the prior year was $142 million, or $1.25 per diluted share. Orders in the second quarter were $1.47 billion compared with $1.36 billion in the prior year and book-to-bill for the company was 1.20.

“Second quarter results were solid with earnings per share above prior year,” said William M. Brown, president and chief executive officer. “Outstanding program execution and operational excellence improvements, including the benefit of prior-year restructuring, resulted in higher operating margin. Orders were higher than in the prior year, and both revenue and orders were particularly strong in international markets.”

RF Communications

Revenue in the second quarter for the RF Communications segment was $455 million compared with $486 million in the prior year. Tactical Communications revenue was $320 million, decreasing 5 percent, and Public Safety revenue was $135 million, decreasing 9 percent. Segment operating income was $142 million compared with $151 million in the prior year. Operating margin was 31.3 percent compared with 31.1 percent in the prior year.

Orders for the segment totaled $512 million. Tactical Communications orders were $387 million, increasing 35 percent from the prior year. Public Safety orders were $125 million, increasing 8 percent. Book-to-bill was 1.13 for the segment, and backlog was $730 million in Tactical Communications and $591 million in Public Safety.

International tactical radio orders included a $100 million follow-on order from Australia, $49 million from a country in the Middle East, $36 million and $21 million from two NATO countries, and $28 million from a country in Latin America. Public Safety orders included $20 million from York County, Pennsylvania and a $14 million follow-on order under the previously awarded San Francisco Metropolitan Transport Authority contract.

Integrated Network Solutions

Revenue in the second quarter for the Integrated Network Solutions segment decreased to $366 million compared with $403 million in the prior year, due to lower revenue from U.S. Government customers in both CapRock Communications and Healthcare Solutions. Segment operating income was $33 million, flat with the prior year.

HARRIS CORPORATION

During the quarter, IT Services received orders totaling $61 million from the U.S. Navy to extend continuity of services on the Navy/Marine Corps Intranet program, and a $53 million follow-on order to operate and support the U.S. Air Force Space Command’s 50th Space Wing. Also in the quarter, IT Services was awarded a position on the 6-year, multi-vendor NETCENTS-2 Products IDIQ contract from the U.S. Air Force with a $6.9 billion ceiling value.

CapRock Communications was awarded a 5-year contract from Carnival Corporation to provide dual-band satellite voice, data and Internet services across its fleet of 103 ships and received a $75 million follow-on order from the Defense Information Systems Agency to provide end-to-end managed terrestrial network services.

Government Communications Systems

Revenue in the second quarter for the Government Communications Systems segment was $433 million, increasing 1 percent compared with $428 million in the prior year. Major drivers included higher revenue from classified and space customers, the ramp-up of the FAA’s NextGen DataComm program, and the start of full-rate production on the Army’s Modernization of Enterprise Terminals (MET) program, partially offset by lower revenue from NOAA’s GOES-R weather program as it transitions to an integration and test phase. Segment operating income was $66 million compared with $65 million in the prior year. Operating margin in the second quarter was 15.4 percent and resulted from strong program performance.

During the quarter, Harris received orders of $46 million from the FAA for the NextGen DataComm program and $31 million for avionics infrastructure for the F-35 program as well as awards totaling $121 million from classified customers.

Earnings Guidance

Harris increased its fiscal 2014 guidance for income from continuing operations from a range of $4.65 to $4.85 per diluted share to a range of $4.80 to $4.90 per diluted share. Revenue guidance remains unchanged from an expected decline of 1 to 3 percent compared with the prior year.

Harris will host a conference call today, January 28, at 8:30 a.m. Eastern Time (ET) to discuss its second quarter fiscal 2014 financial results. The dial-in numbers for the teleconference are (877) 303-9481 (U.S.) and (760) 666-3582 (International), using participant code 32037311. Please allow at least 10 minutes before the scheduled start time to connect to the teleconference. Participants are encouraged to listen via live webcast and view management’s supporting slide presentation at www.harris.com/conference-call. A recording of the call will be available on the Harris website beginning at approximately 12 p.m. ET on January 28.

HARRIS CORPORATION

About Harris Corporation

Harris is an international communications and information technology company serving government and commercial markets in more than 125 countries. Headquartered in Melbourne, Florida, the company has approximately $5 billion of annual revenue and about 14,000 employees — including 6,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems and services. Additional information about Harris Corporation is available at www.harris.com.

Attachments: Financial Statements (Four tables).

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings and revenue guidance for fiscal 2014; potential contract opportunities and awards; the potential value of contract awards; and statements regarding outlook. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: the loss of the company’s relationship with the U.S. Government or a change or reduction in U.S. Government funding; potential changes in U.S. Government or customer priorities and requirements (including potential deferrals of awards, terminations, reductions of expenditures, changes to respond to the priorities of Congress and the Administration, budgetary constraints, debt ceiling implications, and cost-cutting initiatives); the potential impact of a security breach, through cyber attack or otherwise, or other significant disruptions of the company’s IT networks and systems or those the company operates for customers; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; financial and government and regulatory risks relating to international sales and operations; the continued effects of the general weakness in the global economy and U.S. Government’s budget deficits and national debt; the company’s ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events; strategic acquisitions and the risks and uncertainties related thereto, including the company’s ability to manage and integrate acquired businesses; performance of the company’s subcontractors and suppliers; potential claims that the company is infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; risks inherent in developing new technologies; changes in the company’s effective tax rate; the potential impact of natural disasters or other disruptions on the company’s operations; the potential impact of changes in the regulatory framework that applies to, or of satellite bandwidth constraints on, the company’s managed satellite and terrestrial communications solutions; and changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired. Further information relating to factors that may impact the company’s results and forward-looking statements are disclosed in the company’s filings with the SEC. The forward-looking statements contained in this release are made as of the date of this release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #

Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com

For additional information, contact Harris Corporation at webmaster@harris.com.

HARRIS CORPORATION

Table 1

HARRIS CORPORATION

FY ‘14 Second Quarter Summary

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Quarter Ended		Two Quarters Ended
	December 27, 2013	December 28, 2012	December 27, 2013	December 28, 2012
	(In millions, except per share amounts)
Revenue from product sales and services	$1,223.2	$1,286.9	$2,415.1	$2,548.4

Cost of product sales and services	(795.4)	(845.4)	(1,569.9)	(1,693.7)
Engineering, selling and administrative expenses	(204.7)	(213.1)	(412.5)	(411.3)
Non-operating income (loss)	3.2	(1.1)	4.5	(1.1)
Interest income	0.7	0.5	1.3	1.0
Interest expense	(23.7)	(27.6)	(47.4)	(55.5)

Income from continuing operations before income taxes	203.3	200.2	391.1	387.8
Income taxes	(66.2)	(61.7)	(126.6)	(121.0)

Income from continuing operations	137.1	138.5	264.5	266.8
Discontinued operations, net of income taxes	(1.0)	(93.7)	(2.7)	(308.0)

Net income (loss)	136.1	44.8	261.8	(41.2)
Noncontrolling interests, net of income taxes	0.1	3.7	0.2	3.9

Net income (loss) attributable to Harris Corporation	$136.2	$48.5	$262.0	$(37.3)

Net income (loss) per common share attributable to Harris Corporation common shareholders
Basic
Continuing operations	$1.28	$1.26	$2.47	$2.42
Discontinued operations	(0.01)	(0.83)	(0.03)	(2.75)

	$1.27	$0.43	$2.44	$(0.33)

Diluted
Continuing operations	$1.27	$1.25	$2.45	$2.40
Discontinued operations	(0.01)	(0.82)	(0.03)	(2.73)

	$1.26	$0.43	$2.42	$(0.33)

Cash dividends paid per common share	$0.42	$0.37	$0.84	$0.74

Basic weighted average common shares outstanding	106.3	112.3	106.3	112.1
Diluted weighted average common shares outstanding	107.3	112.9	107.3	112.7

Table 2

HARRIS CORPORATION

FY ‘14 Second Quarter Summary

BUSINESS SEGMENT INFORMATION

(Unaudited)

	Quarter Ended		Two Quarters Ended
	December 27, 2013	December 28, 2012	December 27, 2013	December 28, 2012
	(In millions)
Revenue
RF Communications	$454.6	$486.0	$877.6	$930.7
Integrated Network Solutions	365.9	403.1	741.5	788.6
Government Communications Systems	433.0	428.2	844.6	882.7
Corporate eliminations	(30.3)	(30.4)	(48.6)	(53.6)

	$1,223.2	$1,286.9	$2,415.1	$2,548.4

Income From Continuing Operations Before Income Taxes
Segment Operating Income:
RF Communications	$142.1	$151.0	$277.3	$285.1
Integrated Network Solutions	32.7	32.9	62.4	66.0
Government Communications Systems	66.5	64.8	130.5	131.2
Unallocated corporate expense	(14.4)	(17.7)	(30.4)	(34.4)
Corporate eliminations	(3.8)	(2.6)	(7.1)	(4.5)
Non-operating income (loss)	3.2	(1.1)	4.5	(1.1)
Net interest expense	(23.0)	(27.1)	(46.1)	(54.5)

	$203.3	$200.2	$391.1	$387.8

Table 3

HARRIS CORPORATION

FY ‘14 Second Quarter Summary

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Two Quarters Ended
	December 27, 2013	December 28, 2012
	(In millions)
Operating Activities
Net income (loss)	$261.8	$(41.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	100.4	110.2
Share-based compensation	18.5	15.0
Non-current deferred income taxes	25.2	0.2
Gain on sale of securities available-for-sale	—	(9.0)
Loss on sale of discontinued operations	2.7	—
Impairment of assets of discontinued operations	—	320.7
(Increase) decrease in:
Accounts and notes receivable	(2.7)	57.6
Inventories	(20.0)	(9.9)
Increase (decrease) in:
Accounts payable and accrued expenses	(56.4)	(151.0)
Advance payments and unearned income	(9.5)	39.8
Income taxes	(1.0)	(49.1)
Other	(39.5)	(3.8)

Net cash provided by operating activities	279.5	279.5

Investing Activities
Cash paid for cost-method investment	—	(0.8)
Additions of property, plant and equipment	(85.0)	(79.9)
Additions of capitalized software	—	(2.8)
Proceeds from sale of discontinued operations	27.0	—
Proceeds from sale of securities available-for-sale	—	11.9

Net cash used in investing activities	(58.0)	(71.6)

Financing Activities
Proceeds from borrowings	3.1	10.4
Repayments of borrowings	(62.6)	(129.4)
Proceeds from exercises of employee stock options	99.8	78.4
Repurchases of common stock	(156.8)	(114.2)
Cash dividends	(90.4)	(84.0)

Net cash used in financing activities	(206.9)	(238.8)

Effect of exchange rate changes on cash and cash equivalents	(1.2)	3.0

Net increase (decrease) in cash and cash equivalents	13.4	(27.9)

Cash and cash equivalents, beginning of year	321.0	356.0

Cash and cash equivalents, end of quarter	$334.4	$328.1

Table 4

HARRIS CORPORATION

FY ‘14 Second Quarter Summary

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 27, 2013	June 28, 2013
	(In millions)
Assets
Cash and cash equivalents	$334.4	$321.0
Receivables	699.5	696.8
Inventories	688.8	668.7
Income taxes receivable	38.4	36.2
Current deferred income taxes	119.1	121.2
Other current assets	92.2	77.2
Current assets of discontinued operations	—	27.0
Property, plant and equipment	668.9	653.2
Goodwill	1,702.1	1,692.0
Intangible assets	285.8	308.1
Non-current deferred income taxes	99.5	124.8
Other non-current assets	155.4	132.2

	$4,884.1	$4,858.4

Liabilities and Equity
Short-term debt	$93.7	$144.6
Accounts payable	341.5	339.5
Compensation and benefits	194.2	234.3
Other accrued items	217.2	255.8
Advance payments and unearned income	298.5	308.0
Current deferred income taxes	1.0	1.8
Current portion of long-term debt	4.7	13.4
Long-term debt	1,577.1	1,577.1
Long-term contract liability	90.5	96.8
Other long-term liabilities	352.5	325.9
Equity	1,713.2	1,561.2

	$4,884.1	$4,858.4